Register of Deeds No. 962/2023 AG file: 23-02747/AG/KM 2860346 D o n e in the Free and Hanseatic City of Hamburg on Tuesday, 25 April 2023. Before me, the notary in and for the City of Hamburg Dr. Alexander Gebele appeared in my office at Ballindamm 40, 20095 Hamburg: 1. Dr. Pär Johansson, born on 17 April 1966, with business address at Magnusstraße 13, 50672 Cologne, Germany, identified by way of valid identity card, who declared that he was not acting in his own name but - excluding any personal liability - on the basis of a power of attorney, which was presented today as an original, a herewith certified copy of which is attached hereto, for and on behalf of montratec Holding S.à r.l. with registered offices in 15 Boulevard F.W. Raiffeisen, L-2411 Luxembourg, registered with the Trade and Company register of Luxembourg under number B211734, (hereinafter referred to as “Seller”), 2. Mr Sebastian Decker, born on 7 May 1983, with business address at Alter Wall 4, 20457 Hamburg, Germany, personally known to me, who declared that he was not acting in his own name but - excluding any personal liability - on the basis of a power of attorney, which was presented today as an original, a herewith certified copy of which is attached hereto, for and on behalf of Columbus McKinnon EMEA GmbH, a limited liability com- pany established under the laws of Germany with registered offices in Yale-Allee 30, 42329 Wuppertal, registered with the commercial register of the local court of Wuppertal under HRB 24473, (hereinafter referred to as “Purchaser”), (Seller and Purchaser hereinafter also each referred to as a “Party” and jointly referred to as the “Parties”). This deed frequently refers to Exhibits. These Exhibits were recorded in the reference deed as of the date hereof (Register of Deeds No. 961/2023 AG of the acting notary). The original of

2 | 49 the above mentioned deed was at hand during the notarization of the present deed, the per- sons appearing confirm that they are fully aware of its contents. They make reference to this deed pursuant to Sec. 13a of the German Notarization Act (Beurkundungsgesetz). They waived their right to have the deed read out again. A copy of the above mentioned deed shall not be attached to the present notarial deed. The persons appearing denied an involvement of the notary in terms of section 3.1 no. 7 Ger- man Notarization Act (Beurkundungsgesetz). The persons appearing declared the following to notarial record:

3 | 49 INDEX INDEX OF EXHIBITS ............................................................................................................. 4 LIST OF DEFINITIONS .......................................................................................................... 5 PREAMBLE ............................................................................................................................ 8 1. Current Status ................................................................................................................. 9 2. Sale and Assignment of the Sold Share ........................................................................ 11 3. Effective Date, Condition Precedent .............................................................................. 11 4. Purchase Price .............................................................................................................. 11 5. Preparation of Closing Tables and Calculation Certificate ............................................. 14 6. Finalization of Closing Tables and Calculation Certificate .............................................. 15 7. Earn-Out ........................................................................................................................ 16 8. Payment of the Basic Purchase Price ............................................................................ 18 9. Closing .......................................................................................................................... 18 10. Representations and Warranties of the Seller, Legal Consequences ............................. 21 11. Procedure relating to Claims ......................................................................................... 35 12. Taxes ............................................................................................................................ 35 13. Period until the Closing Date ......................................................................................... 41 14. Representations, Warranties and Indemnities of Purchaser .......................................... 43 15. Confidentiality, Press Releases ..................................................................................... 44 16. Know-How and Non-Solicit ............................................................................................ 44 17. Notices, Power of Attorney ............................................................................................ 45 18. Applicable Law, Arbitration ............................................................................................ 47 19. Miscellaneous ................................................................................................................ 47 20. Advice ........................................................................................................................... 48

4 | 49 INDEX OF EXHIBITS Exhibit 2.2 Shareholders’ Resolution Exhibit 4.1 Calculation Basic Purchase Price Exhibit 4.2.1 a) Estimated Net Debt Amount Exhibit 4.2.2 a) Estimated Working Capital Amount Exhibit 7.1 EBITDA Definition Exhibit 7.2 Earn-Out Sample Calculation Exhibit 8.1 Seller’s Bank Account Exhibit 9.3 b) Agreement on Waiver of Debtor Warrants and Assignment of Shareholder Loans Exhibit 10.1 n) Intellectual Property Rights Exhibit 10.1 o) Material Computer Software Exhibit 10.1 p) Legal Proceedings Exhibit 10.1 q) (1) List of Employees and Managing Directors Exhibit 10.1 q) (2) List of Collective Labour Law Documentation Exhibit 10.1 q) (3) Incentive Schemes Exhibit 10.1 r) List of Insurance Policies Exhibit 10.1 u) Measures outside the Ordinary Course of Business Exhibit 10.1 w) Transaction related Obligations Exhibit 10.1 x) Material Agreements Exhibit 13.1 Permitted Actions

5 | 49 LIST OF DEFINITIONS Affiliates Defined in sec. 14.3 Agreement Defined in the Preamble Basic Purchase Price Defined in sec. 4.1 Bring-Down Declaration Defined in sec. 10.14 Closing Defined in sec. 9.1 Closing Actions Defined in sec. 9.3 Closing Net Debt Amount Defined in sec. 4.2.1 b) Closing Net Debt Table Defined in sec. 4.2.1 b) Closing Tables Defined in sec. 6.1 Closing Working Capital Amount Defined in sec. 4.2.2 b) Closing Working Capital Table Defined in sec. 4.2.2 b) Company Defined in the Preamble Condition Precedent Defined in sec. 3.2 Current Lease Defined in sec. 7.5 damages Defined in sec. 10.4 Debtor Warrants Defined in sec. 1.3 Disclosed Documents Defined in sec. 10.6 Dispute Period Defined in sec. 5.4 Dispute Report Defined in sec. 5.4 Disputed Item Defined in sec. 5.4 Draft Closing Tables Defined in sec. 5.1 Due Diligence Defined in the Preamble Earn-Out Defined in sec. 7.1 Earn-Out Financial Documents Defined in sec. 7.3 EBITDA Defined in sec. 7.1 EBITDA Excess Amount 1 Defined in sec. 7.1 EBITDA Excess Amount 2 Defined in sec. 7.1 Effective Date Defined in sec. 3.1 Encumbrance Defined in sec. 13.1 b) Enterprise Value Defined in sec. 4.1 Estimated Net Debt Amount Defined in sec. 4.2.1 a) Estimated Working Capital Amount Defined in sec. 4.2.2 Expert Arbitrator Defined in sec. 5.5 Fairly Disclosed Defined in sec. 10.6 Financial Statements Defined in sec. 10.1 l) Financial Statements 2023 Defined in sec. 7.3 Force Majeure Conditions Defined in Exhibit 7.1 Group Companies Defined in sec. 1.2

6 | 49 Group Company Defined in sec. 1.2 Group IP Rights Defined in sec. 10.1 n) Indemnifiable Tax Liability Defined in sec. 12.4 Insurer Defined in sec. 10.9 Intellectual Property Rights Defined in sec. 11.1 n) Know-How Defined in sec. 16.1 Licensed-In IP Rights Defined in sec. 10.1 n) Material Agreements Defined in sec. 10.1 x) Material Computer Software Defined in sec. 10.1 o) montratec AG Defined in the Preamble montratec GmbH Defined in the Preamble montratec-Group Defined in sec. 1.2 Notice Defined in sec. 17.1 Owned IP Rights Defined in sec. 10.1 n) Parties Defined in the description of the Parties Party Defined in the description of the Parties Purchase Price Adjustments Defined in sec. 4.2 Purchaser Defined in the description of the Parties Release Date Defined in sec. 7.5 Relevant Tax Proceeding Defined in sec. 12.10 Relevant Tax Returns Defined in sec 12.8 Scheduled Closing Date Defined in sec. 9.2 Seller Defined in the description of the Parties Seller Period Defined in sec. 12.4 Seller‘s Knowledge Defined in sec. 10.17 Seller’s Guarantee Defined in sec. 10.1 Seller’s Guarantees Defined in sec. 10.1 Shareholder Loan Defined in sec. 1.3 Shareholder Loan 1 Defined in sec. 1.3 Shareholder Loan 2 Defined in sec. 1.3 Shareholder Loan 3 Defined in sec. 1.3 Shareholder Loan 4 Defined in sec. 1.3 Shareholder Loan 5 Defined in sec. 1.3 Shareholder Loan 6 Defined in sec. 1.3 Shareholder Loan 7 Defined in sec. 1.3 Shareholder Loans Defined in sec. 1.3 Short Term Filings Defined in sec. 12.8 Signing Date Defined in sec. 10.1 Sold Share Defined in sec. 2.1 Target Working Capital Amount Defined in sec. 4.2.2 a) Tax Defined in sec. 12.1

7 | 49 Tax Benefit Defined in sec. 12.5 e) Tax Guarantee Claim Defined in sec. 12.3 Tax Indemnification Claim Defined in sec. 12.4 Tax Liability Defined in sec. 12.1 Tax Settlement Offer Defined in sec. 12.11 Waiver Letter Defined in sec. 1.3) Waiver Letters Defined in sec. 1.3) W&I-Insurance Defined in sec. 10.9 W&I-Liability Exclusion Defined in sec. 10.10

8 | 49 SHARE PURCHASE AGREEMENT PREAMBLE WHEREAS, the Seller is the sole shareholder of montratec GmbH, a limited liability company established under the laws of Germany with registered offices in Johann-Liesenberger-Straße 7, 78078 Niedereschach, Germany, registered in the commercial register of the local court of Freiburg i. Br. under HRB 716784 (“Company” or “montratec GmbH”); WHEREAS, the Company holds all shares in montratec AG, a stock company established under the laws of Switzerland with registered offices in Seeburgstraße 20, 6006 Luzern, Swiss registered in the commercial register of the canton of Luzern under company number CHE- 469.601.832 („montratec AG“), which is dormant and has been dormant at least since the end of its last fiscal year; WHEREAS, the Company is active in the field of production, development and distribution of automized transport systems and solutions; WHEREAS, Purchaser, after having conducted a review of the commercial, financial, legal, insurance and tax situations of the Company and montratec AG (the “Due Diligence”), is in- terested in purchasing 100% of the shares in the Company, it being understood, for the avoid- ance of doubt, that any Due Diligence undertaken by the Purchaser and/or its advisors shall only limit the Seller’s liability under this Agreement with regard to the Disclosed Information to the extent Fairly Disclosed as set out in section 10.6 and shall not in any other way limit the liability of the Seller. NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein- after set forth, each of the Parties agrees to this share purchase agreement (the “Agreement”) as follows:

9 | 49 1. Current Status 1.1 The nominal share capital (Stammkapital) of the Company amounts to EUR 25,000.00. The Seller is the Company’s sole shareholder holding one (1) share in the nominal amount of EUR 25,000.00. 1.2 The Company holds 100% of the shares in the total nominal amount of CHF 100,000.00 in montratec AG. montratec GmbH and montratec AG are hereinafter collectively referred to as the “montratec-Group” or the “Group Companies” and in- dividually referred to as a “Group Company”. 1.3 Seller granted the following shareholder loans to the Company (“Shareholder Loans” and each one a “Shareholder Loan”): a) a loan with an initial amount of EUR 13,870,000.00, which is governed by loan agreement dated 26 May 2017 (“Shareholder Loan 1”); b) a loan with an initial amount of EUR 2,000,000.00, which is governed by loan agreement dated 29 May 2017 (“Shareholder Loan 2”); c) a loan with an initial amount of EUR 500,000.00, which is governed by loan agree- ment dated 1 August 2017 (“Shareholder Loan 3”); d) a loan with an initial amount of EUR 500,000.00 which is governed by loan agree- ment dated 3/7 August 2017 (“Shareholder Loan 4”); e) a loan with an initial amount of EUR 200,000.00, which is governed by loan agree- ment dated 7 November 2017 (“Shareholder Loan 5”); f) a loan with an initial amount of EUR 200,000.00, which is governed by loan agree- ment dated 20 December 2017 (“Shareholder Loan 6”); g) a loan with an initial amount of EUR 800,000.00, which is governed by loan agree- ment dated 18/25 June 2018 (“Shareholder Loan 7”). The Shareholder Loans each bear interest at a rate of 8.36% p.a. By letters dated 11 December 2019, 31 December 2019, 31 March 2020 and 30 June 2020, the Seller waived certain interest claims under the Shareholder Loans and by letter dated 30 September 2020, the Seller waived certain repayment and interest claims under the Shareholder Loans (all letters jointly referred to as the “Waiver Let- ters” ” and each one a “Waiver Letter” ”). In each Waiver Letter the Seller also agreed on debtor warrants (Besserungsscheine) with the Company according to which the Seller shall receive one-time payments each equaling the amount of the interest claims

10 | 49 respectively the interest and repayment claims waived in accordance with each Waiver Letter upon the fulfilment of certain conditions, (each of the aforementioned debtor warrants (Besserungsscheine) hereinafter referred to as a “Debtor Warrant” and jointly referred to as the “Debtor Warrants). 1.4 As per the Signing Date, the outstanding principal amounts of the Shareholder Loans and accrued interests thereon amount to: Loan Outstanding Principal Amounts Accrued Interest Shareholder Loan 1 EUR 8,906,153.12 EUR 1,738,913.85 Shareholder Loan 2 EUR 2,000,000.00 EUR 473,391.85 Shareholder Loan 3 EUR 500,000.00 EUR 118,347.89 Shareholder Loan 4 EUR 500,000.00 EUR 118,347,89 Shareholder Loan 5 EUR 200,000.00 EUR 47,339.20 Shareholder Loan 6 EUR 200,000.00 EUR 47,339.20 Shareholder Loan 7 EUR 800,000.00 EUR 189,356.78 Total EUR 13,106,153.12 EUR 2,733,036.66 1.5 Furthermore, the following repayment and interest claims have been waived under the Waiver Letters and are subject to the Debtor Warrants: Loan Waiver on Principal and/or Interest Amount Waiver TOTAL Shareholder Loan 1 On Principal: EUR 3,703,776.14 On Interest: EUR 3,146,398.59 EUR 6,850,174.73 Shareholder Loan 2 On Interest: EUR 629,793.96 EUR 629,793.96 Shareholder Loan 3 On Interest: EUR 147,391.17 EUR 147,391.17 Shareholder Loan 4 On Interest: EUR 146,513.62 EUR 146,513.62 Shareholder Loan 5 On Interest: EUR 52,752.90 EUR 52,752.90

11 | 49 Loan Waiver on Principal and/or Interest Amount Waiver TOTAL Shareholder Loan 6 On Interest: EUR 51,549.60 EUR 51,549.60 Shareholder Loan 7 On Interest: EUR 163,107.23 EUR 163,107.23 Total EUR 8,041,283.21 EUR 8,041,283.21 2. Sale and Assignment of the Sold Share 2.1 With economic effect as of the Effective Date, the Seller herewith sells and assigns to Purchaser one (1) share in the Company in the nominal amount of EUR 25,000.00 (no. 1), representing 100% of the total nominal capital (Stammkapital) in the Company. The share sold by Seller, as described above, is herein referred to as the “Sold Share”. The Sold Share is sold with all rights and obligations including any rights to profits for the current fiscal year and for prior periods for which the profits have not yet been distributed. Purchaser herewith agrees to and accepts the above sale and as- signment of the Sold Share by the Seller. The assignment (transfer in rem) of the Sold Share by the Seller is subject to the Condition Precedent pursuant to section 3.2. 2.2 The Company’s shareholders’ meeting has declared the irrevocable consent to the sale and assignment of the Sold Share; a copy of which is attached hereto as Ex- hibit 2.2. 3. Effective Date, Condition Precedent 3.1 The sale of the Sold Share shall have economic effect as of the Closing Date (herein- after also referred to as the “Effective Date”). 3.2 The assignment (transfer in rem) of the Sold Share under section 2.1 above shall be- come effective upon the fulfilment of the condition precedent (aufschiebende Bed- ingung) (“Condition Precedent”) of the payment (or waiver of such payment) of the Basic Purchase Price pursuant to section 9.3(d); 4. Purchase Price 4.1 The basic purchase price for the Sold Share amounts to

12 | 49 EUR 106,678,898.90 (in words: Euros one hundred and six million six hundred and seventy-eight thousand eight hundred ninety eight and 90 cents) (the “Basic Purchase Price”), whereas the enterprise value for the Group Companies prior to any adjustment amounts to EUR 101,250,000.00 (“Enterprise Value”). The relevant elements for the calculation of the Basic Purchase Price and its calculation are provided for in Exhibit 4.1 (Calculation Basic Purchase Price). 4.2 The Seller and Purchaser agree on the following purchase price adjustments (collec- tively the “Purchase Price Adjustments”): 4.2.1 Net Debt Adjustment a) Exhibit 4.2.1 a) contains an estimate of the Closing Net Debt Amount decisive for the adjustment according to section 4.2.1 (the “Estimated Net Debt Amount”) including the formula according to which it has been calculated. The Estimated Net Debt Amount has been reflected in the calculation of the Basic Purchase Price. b) The actual net debt amount of all Group Companies (disregarding receiva- bles/payables between the Group Companies, if any, as well as the Share- holder Loans), consisting of the positions set out in Exhibit 4.2.1 a), as per the Closing Date (“Closing Net Debt Amount”) will be determined on the basis of a net debt amount table (“Closing Net Debt Table”) to be prepared and finalized in accordance with section 5 and 6 (it being understood, for the avoid- ance of doubt, that the Closing Net Debt Amount shall be a positive number, if the cash element exceeds the debt element thereof and shall be a negative number, if the debt element exceeds the cash element thereof). c) In case the Closing Net Debt Amount is lower than the Estimated Net Debt Amount, the Seller shall pay to the Purchaser the difference. In case the Clos- ing Net Debt Amount is higher than the Estimated Net Debt Amount, the Pur- chaser shall pay to the Seller the difference. 4.2.2 Working Capital Adjustment a) The Parties have agreed on a target working capital amount as per the Closing Date in the amount of EUR 6,548,456.70 (the “Target Working Capital Amount”). Exhibit 4.2.2 a) contains an estimate of the Closing Working Cap- ital Amount (the “Estimated Working Capital Amount”) including the formula according to which it has been calculated. The difference between the Target

13 | 49 Working Capital Amount and the Estimated Working Capital Amount has been reflected in the calculation of the Basic Purchase Price. b) The actual working capital amount for all Group Companies (disregarding - receivables/payables between the Group Companies, if any), consisting of the positions set out in Exhibit 4.2.2 a), as per the Closing Date (“Closing Work- ing Capital Amount”) will be determined on the basis of a working capital table (“Closing Working Capital Table”) to be prepared and finalized in ac- cordance with section 5 and 6. c) In case the Closing Working Capital Amount is lower than the Estimated Work- ing Capital Amount, the Seller shall pay to the Purchaser the difference. In case the Closing Working Capital Amount is higher than the Estimated Work- ing Capital Amount, the Purchaser shall pay to the Seller the difference. 4.3 The amounts to be paid under the Purchase Price Adjustments pursuant to section 4.2 are due for payment within ten (10) Business Days after the Closing Tables and the Calculation Certificate have become final and binding in accordance with section 6. 4.4 The Basic Purchase Price and any amount to be paid to the Seller due to the Purchase Price Adjustments are exclusive of any value added tax (pursuant to any laws and regulations in line with or implementing the European Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax (as amended from time to time), for instance, the German value added tax act (in German: Um- satzsteuergesetz) (“VAT”)). The Parties share the common understanding that the transactions contemplated in this Agreement are either not in the scope of VAT or exempt from VAT. The Seller shall refrain from exercising an option for VAT with re- spect to the Sold Share. If any VAT owed or payable by the Seller becomes due for the sale of the Sold Share or any other transaction contemplated under this Agreement (to the extent not caused by a waiver of any VAT exemption by the Seller), the relevant amount becomes due for payment in addition to the Basic Purchase Price ten (10) Business Days after issuance of a respective invoice pursuant to applicable VAT law by the Seller to the Purchaser. 4.5 Subject to applicable law, any payment under this Agreement, in particular pursuant to section 10 and section 12 and any other indemnity payment made under this Agree- ment, shall be treated as an adjustment to the Basic Purchase Price. The Parties shall, and shall cause the respective Group Company or legal successor to the Group Com- pany, as the case may be, to file their tax returns accordingly.

14 | 49 5. Preparation of Closing Tables and Calculation Certificate 5.1 For purposes of determining the Purchase Price Adjustments, the Seller shall prepare drafts of the Closing Net Debt Table and the Closing Working Capital Table (collec- tively the “Draft Closing Tables”) in accordance with the respective calculation for- mulas and definitions set out in Exhibits 4.2.1 a) and 4.2.2 a) and including a calcula- tion of the Purchase Price Adjustments based on the Draft Closing Tables (such state- ment the "Draft Calculation Certificate") and deliver the Draft Closing Tables and the Draft Calculation Certificate to the Purchaser as promptly as practicable, but, provided that the Purchaser has fulfilled his obligations stipulated in section 5.3 in due time, no later than twenty-five (25) Business Days after the Closing Date. 5.2 Such Draft Closing Tables shall be prepared for the Company in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch – HGB) and German generally accepted accounting principles and for montratec AG pursuant to Swiss gen- erally accepted accounting principles, in each case applied in consistence with the past practice (but disregarding receivables/payables between the Group Companies, if any). 5.3 The Purchaser shall ensure that the Seller, its representatives and advisors are given access to the books, records and any other documentation or information of the Group Companies if and to the extent reasonably required for the purpose of preparing the Draft Closing Tables and the Draft Calculation Certificate. 5.4 Within fifteen (15) Business Days after receipt of the Draft Closing Tables and the Draft Calculation Certificate (the “Dispute Period”), the Purchaser may raise towards the Seller in reasonable detail and in writing any objections against items or amounts of the Draft Closing Tables and the Draft Calculation Certificate specified by the Pur- chaser indicating the higher or lower value which in the Purchaser’s opinion should be allocated to each item in dispute (the “Dispute Report”). The Purchaser shall be deemed to have agreed with all items and amounts contained in the Draft Closing Tables and the Draft Calculation Certificate which are not raised in the Dispute Report and to such extent, the Draft Closing Tables and the Draft Calculation Certificate shall become final and binding between the Seller and the Purchaser. Any item objected to by the Purchaser in accordance with the preceding sentences shall hereinafter be re- ferred to as “Disputed Item”. 5.5 The Seller and Purchaser shall attempt to resolve the Disputed Items within fifteen (15) Business Days following the receipt by the Seller of the Dispute Report. Any Dis- puted Items not resolved within such period shall be submitted by the Seller and Pur- chaser to an expert arbitrator (Schiedsgutachter) (the “Expert Arbitrator”). The Seller

15 | 49 and Purchaser shall agree on an accounting firm of international standing to be ap- pointed as Expert Arbitrator. If they cannot reach such agreement within further fifteen (15) Business Days from the expiration of the period set out in the first sentence of this section 5.5, the Seller and the Purchaser shall each have the right to request that an accounting firm determined by the Institut der Wirtschaftsprüfer e. V. (Institute of Ac- countants), Düsseldorf, Germany, shall be appointed as Expert Arbitrator. 5.6 The Expert Arbitrator shall determine the Disputed Items by way of a written binding expert opinion pursuant to § 317 para. 1 German Civil Code (Bürgerliches Gesetzbuch –BGB). In rendering its decision, the Expert Arbitrator shall consider only the Disputed Items and, with respect to each such Disputed Item, shall stay within the range of the values allocated to it by the Seller and the Purchaser. Before deciding on the issues presented to it by the Parties, the Expert Arbitrator shall grant the Parties the oppor- tunity to present their respective positions. The Seller and the Purchaser shall co-op- erate with the Expert Arbitrator and comply with its reasonable requests made in con- nection with the carrying out of their duties under this Agreement. The Seller and the Purchaser shall instruct the Expert Arbitrator to deliver to the Seller and the Purchaser as promptly as practicable his determination of the Disputed Items stating the reasons for his decision. The reasons shall specifically address the controversial arguments brought forward by the Parties with respect to each Disputed Item. Such determination of the Expert Arbitrator shall be final and binding upon the Seller and the Purchaser. 5.7 The Expert Arbitrator shall decide on the allocation of his fees between the Seller and Purchaser in accordance with the principles set out in Section 91 et seq. German Civil Process Code (Zivilprozessordnung – ZPO). 5.8 The decision of the Expert Arbitrator shall be final, conclusive and binding on the Par- ties and shall not be subject to any appeal. 6. Finalization of Closing Tables and Calculation Certificate 6.1 The Draft Closing Tables and the Draft Calculation Certificate shall become final and binding between the Seller and the Purchaser for the purpose of determining the Pur- chase Price Adjustments stipulated in section 4.2 (such final and binding tables col- lectively the “Closing Tables” and such final and binding calculation certificate the “Calculation Certificate”): 6.1.1 if no Dispute Report is issued: upon the expiration of the Dispute Period or upon earlier written confirmation of the Purchaser of its agreement with the Draft Closing Tables and the Draft Calculation Certificate as submitted by the Seller;

16 | 49 6.1.2 if a Dispute Report is issued but the Seller and the Purchaser have resolved all Dis- puted Items without involving an Expert Arbitrator: upon conclusion of an agreement between the Parties in writing regarding such resolution; or 6.1.3 if an Expert Arbitrator has been involved: upon determination of the Disputed Items by the Expert Arbitrator in accordance with section 5. 7. Earn-Out 7.1 In addition to the Basic Purchase Price, the Seller shall be entitled to the following variable purchase price (“Earn-Out”): Part 1: Purchaser shall pay to Seller an amount equaling 5.5 multiplied by the EBITDA Excess Amount 1. The “EBITDA Excess Amount 1” corresponds to the amount of the EBITDA in the fiscal year of 2023 of the Company exceeding an amount of EUR 7,000,000.00, such amount being limited to a maximum of EUR 2,300,000.00. “EBITDA” shall have the meaning as set forth in Exhibit 7.1. If EBITDA in the fiscal year 2023 is at or below EUR 7,000,000.00, no payment as Earn-Out shall be made. Part 2: Purchaser shall pay to Seller an additional amount equaling 7 multiplied by the EBITDA Excess Amount 2. The “EBITDA Excess Amount 2” corresponds to the amount of the EBITDA in the fiscal year of 2023 of the Company exceeding an amount of EUR 9,300,000.00. 7.2 Exhibit 7.2 contains a sample calculation of the Earn-Out. 7.3 For the fiscal year 2023 (from 1 January until 31 December), Purchaser shall cause the Company to prepare by 31 May 2024, the financial statements (Jahresabschluss) of the Company as of the end of the fiscal year 2023, to be prepared in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch – HGB) and German generally accepted accounting principles, applied in consistence with the past practice (“Financial Statements 2023”). Purchaser shall deliver to the Seller within one (1) month after finalization of the Financial Statements 2023 (i) the Financial State- ments 2023 and (ii) a calculation of the earn-out payment in line with this sec. 7 ((i) and (ii) collectively the “Earn-Out Financial Documents”). 7.4 If the business of the Company is not continued in the ordinary course after the Closing Date until 31 December 2023 in substantially the same manner as before the Closing Date, Purchaser shall eliminate in the determination of the EBITDA the effects of all

17 | 49 extraordinary actions or measures on the level of the Company to the detriment of the Seller (net of any benefits to the Seller) which are implemented by the Purchaser with- out the Seller’s consent (it being understood that effects of actions or measures con- sented to by the Seller shall not be eliminated unless specifically agreed upon at the time) except for actions and measures implemented due to any Force Majeure Condi- tions as defined in Exhibit 7.1 sec. 1.2 (e). The aforementioned sentence shall not apply with respect to any measures or circumstances related to the relocation of the Company to Dauchingen which are exclusively dealt with in Exhibit 7.1 sec. 1.2 (e) and section 7.5 of this Agreement. If and to the extent that an item falls under this section 7.4 and sec. 1.2(e) of Exhibit 7.1, it can only be counted once, i.e. the effects can either be eliminated in the determination of the EBITDA in accordance with this section 7.4 or the effects, expenses or losses can be added in accordance with sec. 1.2(e) of Exhibit 7.1, but not both (no double counting). To the extent that research and development costs are treated differently by the Company from an accounting standpoint after the Closing Date (fully as an expense instead of as a capitalized asset (aktivierte Eigenleistung)) compared to prior to the Closing Date, any effect thereof has to be eliminated when calculating the EBITDA. After the Closing Date, Purchaser shall cause the Company to provide the Seller with the monthly reports of the Com- pany on a monthly basis and, upon Seller’s request, further documentation reasonably required to assess the Company’s performance. 7.5 The Company currently leases business premises in Niedereschach (“Current Lease” ) and has, in addition, entered into a lease agreement regarding new business prem- ises in Dauchingen. Exhibit 7.1 describes the treatment of moving expenses and the Current Lease obligations with respect to the calculation of the EBITDA for 2023. In addition, the Parties agree on the following: If the Company is released from the Cur- rent Lease obligations (e.g. through termination of the lease agreement or by way of sublease – “Release Date” ) between 1 January 2024 and the date on which the Earn- Out Financial Documents have become final and binding, then the Purchaser is enti- tled to deduct from the Earn-Out the amount of rent and ancillary costs (Nebenkosten) actually paid for the Current Lease in the period from 1 January 2024 to the Release Date. If the Release Date occurs after the date on which the Earn-Out Financial Doc- uments have become final and binding, the Purchaser is entitled to deduct from the Earn-Out the full amount of rent and ancillary costs (Nebenkosten) due for the year of 2024. If the Release Date occurs prior to 1 January 2024, no such deduction of lease obligations from the Earn-Out is possible. 7.6 If Seller believes that the Earn-Out Financial Documents as submitted by the Pur- chaser have not been prepared in accordance with the provisions set forth in this sec- tion 7, then secs. 5.3 to 5.8 of this Agreement shall apply mutatis mutandis. The Earn- Out payable in accordance with sec. 7.1 is due for payment within ten (10) Business

18 | 49 Days after the Earn-Out Financial Documents have become final and binding pursuant to section 6 which shall apply mutatis mutandis. 8. Payment of the Basic Purchase Price 8.1 The Basic Purchase Price is due and payable on the Scheduled Closing Date subject to the Closing Actions listed in section 9.3 a), b) and c) having been fulfilled or waived. The Basic Purchase Price shall be paid free of any bank charge (including any fee of the recipient bank) in Euros by irrevocable transfer of immediately available funds at the expense of the Purchaser and shall be made to the Seller’s bank account as spec- ified in Exhibit 8.1 (Seller’s Bank Account) . Seller may communicate to Purchaser a different bank account at least three (3) Busi- ness Days prior to the Scheduled Closing Date. 8.2 Purchaser shall not be entitled to diminish the Basic Purchase Price by way of any set- off (Aufrechnung) or to withhold (zurückbehalten) payment wholly or in part for what- ever reason unless Purchaser’s claim is undisputed (unstreitig) or finally awarded by a competent court or arbitral decision (rechtskräftig). However, the Purchaser shall be entitled to set off claims it has against the Seller under this Agreement against any of Seller’s payment claims regarding the Earn-Out (section 7), if any. 8.3 Each Party shall pay default interest (Verzugszinsen) on any amounts due to the other Party as from the relevant due date for payment until the day of actual payment at a rate of 9% p.a. notwithstanding any further claims for damages such other Party may have under statutory law. 8.4 In case Purchaser is in default (Verzug) as regards the payment of the Basic Purchase Price, in full or in part (concerning an amount of more than EUR 50,000), for more than five (5) Business Days, Seller may rescind (zurücktreten) this Agreement by written notice, within fifteen (15) Business Days after the Scheduled Closing Date, however, only if the Basic Purchase Price has not yet been paid in full and the payment has not been waived. Seller may then claim from Purchaser any and all damages resulting from Purchaser’s breach of this Agreement, unless the default in payment was caused by Purchaser’s bank instructed to wire the Basic Purchase Price or the Seller or a person acting for or on behalf of the Seller. 9. Closing 9.1 For purposes of this Agreement, “Closing” shall mean (i) the performance or (ii) duly waiver of the Closing Actions, whereas the Closing Action pursuant to sec. 9.3 c) may be waived only by both Parties jointly, the Closing Action pursuant to sec. 9.3 b) may

19 | 49 be waived wholly or in part by the Purchaser only and the Closing Actions pursuant to sec. 9.3 a) and 9.3 d) may be waived wholly or in part by the Seller only. 9.2 The Closing shall take place at the offices of Rantum Capital in Frankfurt am Main, Neue Mainzer Str. 2, 60311 Frankfurt am Main, or at any other place as the Parties may agree upon in writing. The Closing shall occur on 31 May 2023 or at any other time as the Parties may agree upon in writing (“Scheduled Closing Date”). The date on which the Closing actually occurs herein referred to as the “Closing Date”. 9.3 At the Scheduled Closing Date, Seller and Purchaser shall take simultaneously (Zug um Zug) the following actions (hereinafter referred to as the “Closing Actions”): a) Seller shall pass and procure that shareholders' resolutions shall be passed in all Group Companies in which the managing directors of the Group Com- panies and the advisory board members of the Company shall be granted discharge (Entlastung) until the Closing Date; b) Seller shall and shall procure that the following steps be executed to effect (i) the waiver of any and all claims and conversion under the Debtor Warrants and (ii) the elimination of the outstanding principal amounts of the Shareholder Loans plus any interest accrued thereon up to and including the Closing Date: (1) Seller shall waive any and all claims (whether actual, potential contin- gent or otherwise) and any conversion under the Debtor Warrants, by virtue of a waiver agreement to be executed by the Seller and the Company; (2) The shareholders’ meeting of the Company shall pass a shareholders’ resolution on the contribution of any outstanding principal amounts of the Shareholder Loans plus any interest accrued thereon up to and including the Closing Date into the capital reserves of the Company pursuant to Sec. 272 (2) No. 4 HGB (Zuzahlung in die Kapitalrück- lage); (3) To effect the contribution under above 9.3 b) (2) in rem, a respective assignment agreement shall be executed between the Seller and the Company; and (4) As a result of the afore stated steps (1) – (3), any and all payment claims under the Shareholder Loans (including any interest accrued thereon) shall expire by confusion (Erlöschen durch Konfusion).

20 | 49 Above steps 9.3 b) (1) and (3) shall be effected by the execution of a waiver and assignment agreement substantially in the form as attached as Exhibit 9.3 b) . To the extent required and/or advisable, the Parties will, as soon as possible after Signing, but in any case 5 Business Days prior to the Scheduled Closing Date, agree in good faith on any details, amendments or additions with respect to the documentation by which the Shareholder Loans plus any inter- est accrued thereon up to the Closing Date and the Debtor Warrants are being eliminated on or before Closing in accordance with sec. 9.3 (b) of the Agree- ment, including on the execution version of the shareholders’ resolution for step 9.3 b (2) c) Seller shall deliver the Bring-Down Declaration to the Purchaser and either (i) deliver to Purchaser resignation letters by the members of the Company’s ad- visory board effective as of the Closing Date or (ii) deliver to Purchaser the proof that the advisory board as such will cease to exist as of the Closing Date; d) Purchaser shall pay (credit entry) the full amount of the Basic Purchase Price into the bank account of the Seller pursuant to section 8.1. 9.4 Seller and Purchaser shall confirm by way of signing a closing memorandum that the Condition Precedent has been fulfilled and that the sale and assignment of the Sold Share has become legally effective as well as the date on which Closing has occurred. 9.5 The acting notary is hereby instructed to file an updated shareholders’ list, stating the Purchaser as the owner of the Sold Share, without undue delay upon receipt of a copy of the closing memorandum executed by the Purchaser and the Seller. 9.6 If the Seller does not perform any of the Closing Actions set forth in section 9.3(a) through (c) on the Scheduled Closing Date (to the extent that they have not been waived in accordance with section 9.1) and, upon request of the Purchaser, does not perform such Closing Actions within 5 (five) Business Days after such date, the Pur- chaser is entitled to rescind this Agreement by written notice to the Seller. 9.7 In the event of a rescission (Rücktritt) by the Purchaser pursuant to section 9.6 due to a breach of contract by the Seller, Purchaser is entitled to claim damages for breach of contract from the Seller in addition to exercising its rescission right. Seller’s right to rescind this Agreement in case of non-performance of the Closing Action pursuant to section 9.3(d) is set forth in section 8.4. In any event, any termination or rescission of this Agreement shall not affect any rights or claims of a Party that have accrued (ent- standen) before the consequences of termination have come into effect.

21 | 49 10. Representations and Warranties of the Seller, Legal Consequences 10.1 The Seller hereby represents and warrants in the form of an independent guarantee promise (selbstständiges Garantieversprechen) pursuant to section 311 (1) of the German Civil Code (Bürgerliches Gesetzbuch – BGB), and exclusively with the reme- dies and limitations pursuant to this section 10, which form an integral part of this guar- antee promise, that as of the date of this Agreement (“Signing Date”), and in relation to the representations in sec. 10. 1 a) through 10.1 i) and those where explicitly set out in the representation as of the Closing Date, or to any other date so specified in a specific representation, the following representations contained in section 10.1 a) through 10.1 y) (each a “Seller’s Guarantee” and collectively “Seller’s Guarantees”) are correct and accurate. a) The Seller has been duly established and is validly existing as a Société à responsabilité limitée under the laws of Luxembourg. This Agreement consti- tutes, and all other documents executed by the Seller under or in connection with this Agreement (“Ancillary Documents”), will, when executed, consti- tute, legal, valid and binding obligations of the Seller, enforceable under the laws of Germany against the Seller in accordance with its terms. The Seller has the absolute and unrestricted right, capacity and authority to execute this Agreement and any Ancillary Documents and to perform its obligations under this Agreement and any Ancillary Documents. The execution and/or perfor- mance of this Agreement and/or any Ancillary Documents does not violate any legal obligation of the Seller. b) The information contained in section 1.1 and 1.2 with respect to the shares in the Group Companies is correct. c) montratec GmbH is a company with limited liability and duly organized under the laws of Germany and is validly existing. montratec AG is a stock corpora- tion duly organized under applicable Swiss laws and is validly existing. There are no shareholders’ resolutions amending the articles of association of the Group Companies which have not yet been registered in the respective com- mercial register. Each Group Company has the corporate power and authority to carry on its business as up until now and currently conducted. No Group Company has been dissolved nor has any resolution been adopted to dissolve a Group Company. d) The Seller is the sole and unrestricted owner of the Sold Share. The Company is the sole and unrestricted owner of all shares in montratec AG. The Sold Share is not encumbered with any rights of third parties. The shares in mon- tratec AG are not encumbered with any rights of third parties. The shares in

22 | 49 the Group Companies are fully paid in; there are no additional payment liabil- ities (Nachschusspflichten). e) There are no agreements which call for the transfer of the Sold Share or the shares in montratec AG to any third party or for the issuance of additional shares or other instruments in any Group Company. f) No Group Company holds any further share, participation or interest in any other legal entity than those described in section 1. None of the Group Com- panies is under any obligation to acquire any such shares or interests from any third party. g) No Group Company is a party to any enterprise agreement (Unternehmens- verträge) within the scope of section 291 et seq. German Stock Corporation Act (Aktiengesetz – AktG) or any equivalent agreement under the laws of the respective jurisdiction of incorporation. h) No insolvency or similar proceedings are pending or, to the Seller's Knowledge, have been threatened to be, opened or applied for against a Group Company or regarding the assets of the Seller or the Group Compa- nies. To the Seller’s Knowledge, there are no circumstances that would re- quire the respective managing directors of any Group Company to file for such proceedings. i) montratec AG does not have any current operational / business activities and is dormant and does not have any other liabilities than those entered into the financial statements of this company as of 31 December 2022. j) There is no lawsuit, investigation or proceeding pending (rechtshängig) or, to the Seller's Knowledge, threatened in writing against the Seller before any court, arbitrator or governmental authority in each case which in any manner challenges or seeks to prevent, alter or materially delay the transactions con- templated under this Agreement. k) The Seller is the sole owner of the Shareholder Loans as described in sec- tion 1.3. No rights relating to the Shareholder Loans are pledged or encum- bered with any third party’s rights. l) The Seller has delivered to the Purchaser the individual financial statements (including balance sheet, profit and loss statement, and – as far as required under the German Commercial Code (Handelsgesetzbuch – HGB) – the ex- planatory notes) of the Group Companies as of 31 December 2022 (the “Fi-

23 | 49 nancial Statements”). The Financial Statements were prepared in consist- ence with past accounting practices and comply, in all material respects, with the provisions of the German Commercial Code (Handelsgesetzbuch – HGB) and German generally accepted accounting principles (Bilanzier- ungsgrundsätze), regarding montratec AG, the applicable provisions under Swiss laws, and observe continuity in the accounting and evaluation principles (Wahrung der Bilanzierungs- und Bewertungskontinuität) and reflect a true and fair view of the assets position (Vermögenslage), financial condition (Fi- nanzlage) and results of operation (Ertragslage) of the Company as of the cut- off date (Bilanzstichtag). The financial statements of montratec GmbH as of 31 December 2022 have been confirmed by an audit certificate. For the sake of clarification: The above guarantee shall be construed as an objective balance sheet guarantee (objektive Bilanzgarantie). The Seller has delivered to the Purchaser management accounts for the Com- pany for the periods from 1 January to 31 March 2023 (“Management Ac- counts”). The Management Accounts have been prepared with due care, in consistence with past accounting practices, in good faith and, having regard for the quality of the Management Accounts as interim accounts and for the purposes for which they were prepared, do not materially misstate the assets and liabilities, financial condition and results of operation of the Company. m) Each Group Company has valid title to all fixed assets reflected in its Financial Statements on the Signing Date (excluding Intellectual Property Rights which are dealt with in section 10.1 m)), except for assets disposed of since after the respective balance sheet dates in the ordinary course of business. The Pur- chaser is aware of the hire purchases (Mietkäufe) by the Company entered into in the year of 2023. To the Seller’s Knowledge and except for the lease- hold installations that are built into the leased premises, the assets described in sentence 1 are free from liens (Pfandrechte) or other comparable encum- brances, except for statutory liens (gesetzliche Pfandrechte) including land- lord’s liens (Vermieterpflandrechte) and customary retention of title rights of suppliers. To the Seller’s Knowledge, each Group Company has, due to ownership, valid leases, licenses or other rights of use, access and the right to use to all the assets necessary to conduct its business as currently conducted in all material respects. The Group Companies do not own real estate. Exhibit 10.1 x) includes a cor- rect and complete list of all real estate leased by any Group Company

24 | 49 (“Leased Real Estate”). No real estate other than the Leased Real Estate is currently used by or, to the Seller’s Knowledge, necessary for the Company to conduct is business as conducted on the Signing Date. n) Exhibit 10.1 n) ) contains, as of the Signing Date and the Closing Date, a correct list of patents, patent applications, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trademarks (Marken) and domain names (Domainnamen), (“Intellectual Property Rights“) which are owned by the Group Companies (“Owned IP Rights”) or licensed-in by a Group Com- pany (“Licensed-In IP Rights”; the Owned IP Rights and the Licensed-In IP Rights together the “Group IP Rights”). Except as disclosed in Exhibit 10.1 n), to Seller’s Knowledge the respective Group Company is the unrestricted owner of the Owned IP Rights listed for such Group Company in Exhibit 10.1 n). The Group Companies have properly maintained and are continuing up to the Closing Date to properly maintain the Group IP Rights, in particular to ap- ply in a timely manner for renewals and to pay, when due, all registration fees. Except as listed in Exhibit 10.1 n) and to the Seller’s Knowledge, the Intellec- tual Property Rights are not challenged (angegriffen) or infringed by any third party. To the Seller’s Knowledge, the Group IP Rights are all intellectual property rights required for the business of the Group Companies as conducted on the Signing Date. As of the Signing Date and the Closing Date, the Owned IP Rights are free and clear of pledges and comparable encumbrances and they have not been pledged, assigned or otherwise used as collateral. To the Seller's Knowledge, each of the agreements relating to Licensed-in IP Rights are valid and binding. The respective Group Company has not received any written notice of termination and the respective Group Company is not in any material breach of any of the agreements relating to Licensed-in IP Rights. To the Seller's Knowledge, there are no facts or circumstances that serve as a basis for a termination of agreements relating to Licensed-in IP Rights, either for good cause or otherwise subject to extraordinary termination rights. Other than the Group IP Rights, the Group Companies do not use any material in- tellectual property rights to conduct their business as conducted on the Sign- ing Date. To the Seller's Knowledge, within the last twenty-four (24) months prior to the Signing Date, no Group Company has infringed any intellectual property rights of any persons. None of the Owned IP Rights have been licensed out to any other party.

25 | 49 No employees or former employees of any of the Group Companies have as- serted in writing any claims related to any employee inventions. To the Seller's Knowledge, no person or party (including, without limitation, current and for- mer employees of the Group Companies and current and former independent contractors, freelancers, and service providers) involved in the development of any work products of the Group Companies, including any work products developed for customers, holds any intellectual property rights in such work products which limit the unrestricted use and licensing-out of the work prod- ucts by the Group Companies. To the Seller’s Knowledge, no employee in- ventions have been released and there are no outstanding employee inventor remunerations. To the Seller's Knowledge, reasonable and suitable measures to protect any other secret know-how owned or used by any of the Group Companies, as disclosed in the due diligence procedure, have been taken by the respective Group Company. o) Exhibit 10.1 o) sets forth a list of the material computer software used by the Group Companies (except for standard software) (“Material Computer Soft- ware”). To the Seller’s Knowledge, each Group Company either owns or holds valid licenses to such Material Computer Software. The material hardware and Material Computer Software which is required for the business of the Group Companies as conducted on the Signing Date is either owned by, licensed to, or otherwise legitimately used by, the Group Companies and, to the Seller’s Knowledge, sufficient for the operation of the business as conducted up to and on the Signing Date. To the Seller's Knowledge, within the twenty-four (24) months prior to the Signing Date, the Group Companies have not experienced any IT security incidents, i.e. data losses or failures or extensive downtimes of the operation of the information technology. p) Except as disclosed in Exhibit 10.1 p), the Group Companies, neither as claimant nor defendant, are involved, nor have been involved in the last two (2) years prior to the Signing Date (except for labour law disputes in the ordi- nary course of business), in any lawsuit or other proceeding pending against or brought by them before any state court, arbitral or tribunal involving an amount in excess of EUR 20,000.00 and, to the Seller’s Knowledge, no such lawsuit or other proceeding has been threatened against a Group Company in writing. q) Exhibit 10.1 q) (1) contains for each Group Company a list of its managing directors (Geschäftsführer) and employees (Arbeitnehmer) as of 19 April 2023, including personnel number, function / position, hiring date, termination

26 | 49 date in case of fixed term, monthly gross salary and indications in case of special protection against dismissal. Exhibit 10.1 q) (2) contains – as of the Signing Date – a list of (i) all material plans (Vereinbarungen und Zusagen), of collective or individual nature, re- garding company pensions (betriebliche Altersversorgung) under which a Group Company has any obligations vis-à-vis current and past employees, directors and dependants thereof to provide company pension benefits, (ii) all material reconciliation of interest agreements (Interessenausgleiche), social plans (Sozialpläne), collective bargaining agreements (Tarifverträge) and ma- terial works agreements (Betriebsvereinbarungen). To Seller's Knowledge, none of the employees has given written notice of ter- mination of his or her service or employment agreement except as indicated in Exhibit 10.1 q) (1). To the Seller’s Knowledge, no Group Company engages, or has engaged, in the three years prior to Signing, any advisor, consultant or other personnel as freelancers in a manner that would constitute an employment relationship (Scheinselbständiger). No Group Company has any share option (including virtual share option) or other incentive scheme with respect to any equity instruments for the Group Companies for any of its directors or employees, except as disclosed in Ex- hibit 10.1 q) (3). There are no agreements between any Group Company and any employee on employee loans, job-guarantees, change-of-control clauses, golden para- chute clauses and post-contractual non-compete covenants, except for the non-compete provisions agreed with Sven Worm. r) To the Seller's Knowledge, except for a herniated disc (Bandscheibenvorfall) suffered by an employee, no material workplace accidents which have caused serious injuries to the (former) employees have occurred in the past two (2) years until the Signing Date and no serious health effects of any (former) em- ployee have been plausibly related to such employee's work for the Group Companies in the last three (3) years. Exhibit 10.1 r) contains, as of the date hereof, a list of all material insurance policies relating to the assets, business or operations of the Group Companies (but excluding car insurance). To the Seller's Knowledge, all such insurance policies are in full force and effect and all premiums have been paid. To the Seller's Knowledge, except for claims under car insurances and except as disclosed in Exhibit 10.1 r), there exist no

27 | 49 claims under the insurance policies in an amount in excess of EUR 10,000.00 in the individual case. s) To the Seller’s Knowledge, the Group Companies hold all licenses, permits, authorizations, and consents required for carrying on the business of the Group Companies effectively in the places and in the manner in which such business is now carried out. To the Seller's Knowledge, no such licenses, per- mits, authorizations, or consents have been cancelled, revoked or otherwise terminated. To the Seller's Knowledge, the business of the Group Companies is, and has been within two (2) years prior to the Signing Date, conducted in accordance with aforementioned licenses and permits, authorizations, and consents and all material applicable laws (provided that the Seller’s Guaran- tee regarding data protection law is set out specifically below in this section s). To Seller's Knowledge, in the twelve (12) months' period preceding the Signing Date the Group Companies have not received a notification by any governmental authority (other than related to Tax audits) with respect to a material violation of the permits or applicable laws. As regards data protection laws: On the basis of an audit conducted on 9 March 2023, the Company has received a written confirmation related to the compliance of the Company with the data protection regulations of the GDPR (DS-GVO). In the past two (2) years, no Group Company was subject of a data protection proceeding and to the Seller’s Knowledge, no such proceeding has been threatened in writing towards any Group Company. To the Seller‘s Knowledge, neither the Group Companies’ data protection officer nor any director, employee or freelancer has raised that there has been any material breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, personal data processed by or on behalf of any Group Company that was not notified to the competent supervisory authorities by the Group Companies (despite being a notifiable breach under applicable laws). On that basis and to the Seller’s Knowledge, the Company is in compliance with ap- plicable data protection laws. To the Seller’s Knowledge, no environmental contaminations are present at or emanating from any of the Leased Real Estate. t) Except for short-time allowances (Kurzarbeitergeld) granted to the Company, no Group Company has received any subsidies or comparable public grants. To the Seller’s Knowledge, the short-time work has been implemented in ac- cordance with the law and no repayment obligations exist. u) Unless set out differently in Exhibit 10.1 u) as of 31 December 2022 through the Signing Date, the business operations of the Group Companies have been

28 | 49 conducted in the ordinary course of business and in substantially the same business manner as before. v) To the Seller’s Knowledge, no Group Company has, during the past three (3) years, violated any anti-corruption or anti-trust laws in connection with the fur- therance of a Group Company’s business. To the Seller’s Knowledge, no Group Company has, in the past three (3) years, violated any sanctions laws under the European Union (EEAS) – Common Foreign & Security Policy (CFSP) in connection with the furtherance of a Group Company’s business. w) Except as disclosed in Exhibit 10.1 w), the Group Companies have not (i) incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with the transactions set forth in this Agreement, or (ii) paid or promised to its managing directors or employees any bonus payments or other special incentives in connection with this Agree- ment or the transactions contemplated herein. x) Except as disclosed in in Exhibit 10.1 x), the Group Companies are not a party to any of the following agreements where any primary contractual obli- gation thereunder has not been completely fulfilled or the term of which has not yet expired (the agreements disclosed in Exhibit 10.1 x) collectively re- ferred to as the “Material Agreements”): I. agreements relating to the acquisition or sale of other companies (whether by share or asset deal), businesses or real property; II. joint venture, partnership or shareholders' agreements; III. rental or lease agreements relating to fixed or current assets (includ- ing real estate), in each case with a net annual consideration payable in excess of EUR 50,000; IV. loan and credit agreements (other than the Shareholder Loans), bonds, notes, financial leases, asset-backed security transactions or other agreements constituting interest-bearing liabilities (zinstra- gende Verbindlichkeiten) or agreements relating to swaps, futures, options or other financial derivatives; V. guarantees, suretyships, comparable indemnities or similar instru- ments granting any security interest (including in assets of the Group Companies) for any payment or performance of any third party and any comfort letters or subordination agreements extended by the Group Companies to any third party;

29 | 49 VI. agreements of the Group Companies with the top 10 suppliers (meas- ured by turnover in the fiscal year 2022) (it being understood that only framework agreements exist with strategic suppliers and not with all top 10 suppliers) provided that the agreements of the Group Compa- nies with the top 10 customers are not listed as the contractual rela- tionships with such customers are based on orders (Bestellungen); VII. cooperation agreements (Kooperationsverträge) and joint develop- ment agreements in each case relating to the joint research and de- velopment of intellectual property rights; VIII. agreements relating to the sale, other disposal or acquisition of fixed or movable assets (including Intellectual Property Rights) in each case with a purchase price or, in the absence of a purchase price, with a fair market value in excess of EUR 100,000; IX. agency agreements, deal and distributorship agreements (Handels- vertreter, Händler- oder andere Vertriebsverträge); X. consultancy agreements (Beraterverträge), which provide for an an- nual payment in excess of EUR 50,000; XI. agreements between the Seller or its affiliates and associated per- sons in the sense and meaning of section 138 of the German Insol- vency Act (Insolvenzordnung – InsO) on the one hand and a Group Company and their respective directors on the other hand; and XII. any commitment to enter into any of the agreements referred to above. To the Seller's Knowledge, (i) all Material Agreements are valid and legally binding, (ii) no written notice of termination has been given with respect to any Material Agreement nor has any party to such Material Agreement given writ- ten notice about its intention to terminate the relevant Material Agreement and (iii) no party to any Material Agreement is in default or breach of a material provision under any such agreement. y) Except for the Shareholder Loans and the corresponding Debtor Warrants, both of which will be eliminated prior to Closing neither the Seller nor any of its Affiliates has receivables of any kind against any of the Group Companies. 10.2 If one or several of the Seller’s Guarantees are incorrect and/or inaccurate, Purchaser shall have the right for compensation against the Seller in accordance with the follow- ing section 10.3 through 10.18.

30 | 49 10.3 If a Seller’s Guarantee pursuant to section 10.1 is incorrect and/or inaccurate, Pur- chaser shall have the right to request that within an appropriate period of time, but in any case no later than within one (1) month of receiving notice, the Seller shall restore Purchaser to such position as it would have been in if such statement or statements had been correct and accurate (Naturalrestitution). If the Seller fails in such restoration within the period set forth above or such restoration is impossible, the Seller shall pay to Purchaser or, at the Purchaser’s discretion, the respective Group Company such amount necessary to place such company in the same economic situation that would have existed if the representation had been correct (Schadenersatz in Geld). 10.4 For purposes of determining the liability of the Seller for a breach of a Seller’s Guar- antee, “damages” shall mean any losses incurred by Purchaser or a Group Company, but excluding consequential damages (Folgeschäden) and lost profits (entgangener Gewinn) that in each case were not reasonably foreseeable. For the avoidance of doubt, Purchaser shall only be entitled to claim actual losses, excluding any actual or possible decrease in value (Wertminderung) and internal costs or expenses incurred by a Group Company or by Purchaser. The Seller shall in no event be liable for any business opportunities or any revenues or cash-flows of future business operations of the Group Companies. Irrespective of the Purchaser's method to calculate the pur- chase price for the Sold Share only the actual losses incurred by the respective Group Company or Purchaser are taken into account and no multiplier of any kind is applied to the amount of any damage. In relation to one factual circumstance Purchaser shall only be entitled to claim for the same damages once, even if by such circumstance multiple representations are breached. 10.5 The Seller shall not be liable under this Agreement if and to the extent that a) the underlying facts or circumstances of the breach of Seller’s Guarantee have been specifically taken into account as part of a provision (Rückstellung) (in- cluding general provisions for the respective risk category) or liability (Verbind- lichkeit), depreciation (Abschreibung) including lump-sum allowance (Pausch- alwertberichtigung) or value adjustment (Wertberichtigung) has been entered into any financial statements of a Group Company as of 31 December 2022 or has been reflected in the Closing Tables; b) the matter to which the claim of Purchaser relates results in a benefit (includ- ing tax benefits) for the Purchaser (legal principles of Sections 249 et seq. BGB regarding deduction of any benefits received in connection with the dam- age (Vorteilsausgleichung));

31 | 49 c) Purchaser or a Group Company or any of their respective successors have a claim for damages or indemnity against (provided that such claim is valid and fully collectible against such third party) or actually recovered the respective amounts from any third party (including insurance companies and under the W&I-Insurance); d) Purchaser does not or did not comply with its obligations pursuant to this Agreement as a result of which damage has been caused or increased; e) the claim of Purchaser is attributable to any failure of Purchaser, or, after Clos- ing, a Group Company or any of their respective successors to mitigate dam- ages in accordance with the principles set forth under section 254 of the Ger- man Civil Code (Bürgerliches Gesetzbuch – BGB); f) the claim of Purchaser is attributable to or is increased as a result of any change of law, regulation, directive, or administrative practice coming into ef- fect on or following the Closing Date. 10.6 The Seller shall not be liable for a breach of a Seller’s Guarantee under this Agreement if (i) the Seller has Fairly Disclosed the underlying facts constituting a breach (an- spruchsbegründenden Umstände) during the Due Diligence procedure in the Dis- closed Documents or (ii) these facts are contained in the exhibits to this Agreement or (iii) the Purchaser has on the Signing Date actual and positive knowledge of the un- derlying facts constituting such breach. The preceding sentence does not apply to the Fundamental Gurantees. “Fairly Disclosed” shall mean that the relevant underlying facts and circumstances have been disclosed to the Purchaser in the Disclosed Documents, provided that the relevant document was not blackened or had omitted pages unless any blackened information or omission did not materially impede the understanding of the document or its relevance or content, in such a manner that the untrue or incorrect nature of the statement could have been appreciated and understood by a reasonable person upon due consideration of one Disclosed Document or several Disclosed Documents mak- ing reference to each other. “Disclosed Documents” means electronic copies of all documents and information contained in the data room at 23 April 2023, 6:34 pm (CET) that have been stored on a data stick and which is, on the date hereof, delivered by the Parties to the acting notary for custody (Aufbewahrung) for a period of five (5) years. 10.7 Sections 442 BGB and 377 HGB shall not apply.

32 | 49 10.8 Purchaser shall only be entitled to a claim under the Seller’s Guarantees if (i) the eco- nomic damage for an individual claim exceeds EUR 75,000.00 (de minimis) and (ii) in the aggregate the damage exceeds the amount of EUR 750,000.00 (Freigrenze). 10.9 Purchaser intends to take out a warranty and indemnity insurance with the relevant insurance provider(s) (collectively the “Insurer”) under an insurance policy (“W&I-In- surance” so that the Purchaser is willing to accept the limitation of the Seller’s liability as set forth in this Agreement. The Purchaser shall ensure that the W&I-Insurance will contain at all times provisions to the effect that the Insurer shall not have rights of subrogation a) against Seller, unless the payment under the W&I-Insurance or loss has arisen in whole or part out of the Seller's fraud (Arglist) or willful misconduct (Vorsatz), b) nor against advisors retained by the Purchaser for purposes of this Agreement or any transaction contemplated thereby, unless and to the extent the pay- ment under the W&I-Insurance or the loss has arisen in whole or in part out of the insured's adviser's fraud (Arglist) or willful misconduct (Vorsatz). 10.10 Any liability for damages of the Seller under this Agreement arising (i) from any breach of a Seller’s Guarantee (other than a breach of any Fundamental Guarantee) or the Tax Guarantee Claims under section 12, shall be limited to EUR 0.00 (zero) and (ii) the Tax Indemnification Claims according to section 12 shall be limited to EUR 500,000.00 provided that this limit only applies to Tax Indemnity Claims asserted against the Seller in accordance with this Agreement by 31 May 2024 and that the limit is reduced for any Tax Indemnification Claim asserted against the Seller after 31 May 2024 (for any reason whatsoever) to EUR 0.00 (zero) (“W&I-Liability Exclu- sion”). Consequently, except in relation to a breach of any Fundamental Guarantee (subject to the remainder of this section 10.10) and for the EUR 500,000 liability of the Seller set out in item (ii) of the preceding sentence, the Purchaser's sole recourse, if any, with respect to any remedy with respect to damages in relation to any incorrect- ness of any of the statements made pursuant to section 10.1 or 12.2 shall be against the Insurer under the W&I-Insurance. The Purchaser expressly acknowledges, and the Parties agree, that the conclusion, validity and collectability risk in respect of the W&I-Insurance shall solely and irrevocably rest with the Purchaser and shall in no event affect the W&I-Liability Exclusion. If and to the extent that any claim based on a breach of a Fundamental Guarantee is the subject of a valid and collectible claim against the Insurer under the W&I-Insurance, the Seller shall only be liable (i) for amounts which cannot be recovered under the W&I-Insurance and (ii) such claim has been asserted against the Seller before 31 May 2024. Carve-outs in the W&I-Insur- ance, if any, in relation to certain Seller’s Guarantees, other than any Fundamental

33 | 49 Guarantee, shall result in the relevant Seller’s Guarantee, other than any Fundamental Guarantee, being limited to the scope of such Seller’s Guarantee, other than any Fun- damental Guarantee, actually insured, whereas, other than in relation to any Funda- mental Guarantee, any other Seller’s Guarantee or parts thereof shall be deemed never given. To the extent that the Seller (and not the W&I-Insurer) is liable in accord- ance with the rules set out above, (i.e. (a) with respect to the EUR 500,000 liability of the Seller for Tax Indemnification Claims set out in item (ii) of the first sentence and (b) liabilities resulting from any breach of a Fundamental Guarantee which are not subject of a valid and collectible claim against the Insurer under the W&I-Insurance), the Purchaser’s sole remedy shall be the set-off right against the Earn Out, if any, pursuant to section 8.2. Purchaser shall not be entitled to claim payment from Seller. For the avoidance of doubt: Any liability of the Seller for fraud or willful misconduct shall remain unaffected. Also, the liability of the Seller to fulfil primary obligations (Erfül- lungsansprüche hinsichtlich vertraglicher Hauptleistungen), including any covenants (Handlungs- /Unterlassungspflichten), shall remain unaffected. 10.11 Notwithstanding the aforementioned, the aggregate liability of the Seller for all claims under or in connection with this Agreement shall in the aggregate in no event exceed an amount equal to the Basic Purchase Price. The Purchaser acknowledges that the above provisions are of essential nature for the Seller and represented a material in- ducement for the Seller to enter into this Agreement. 10.12 The Purchaser undertakes to fully indemnify and hold the Seller harmless from and against any and all claims, requests, demands, losses, requests of payment, liabilities, costs and expenses (including legal fees) and damages that the Seller may incur in respect of or in connection with any actions, lawsuits or claims of whatever nature brought under any cause of action or ground by the Insurer under any warranty and indemnity insurance policy concluded by or on behalf of the Purchaser, except for the case of fraud or willful misconduct. 10.13 In general, and except as provided otherwise in this Agreement, the claims against the Seller for breach of Seller’s Guarantees are subject to a prescription period (Ver- jährungsfrist) of twenty-four (24) months. The prescription period for the guarantees contained in section 10.1 a) through i) (“Fundamental Guarantees”) shall be five (5) years. All of the prescription periods set forth herein shall start at the Closing Date. The suspension of the prescription period (Hemmung der Verjährung) according to section 203 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) shall be ex- cluded. 10.14 Except for any claims of the Purchaser arising from fraud (Arglist) or willful misconduct (Vorsatz) on the part of the Seller, it is expressively agreed between the Parties and acknowledged by the Purchaser that even in the event that such W&I-Insurance

34 | 49 should actually not have been validly concluded or the Insurer rejects payment for all or specific claims in respect of Seller’s Guarantees or Taxes for any reason whatso- ever or is unable to satisfy these obligations, this shall have no impact on the W&I- Liability Exclusion, or on the exclusion or limitations of liability of the Seller provided for in this Agreement and any event leading to the Insurer not being willing or able to pay shall not be considered as a reason for a rescission, or adjustment of this Agree- ment on the grounds of lapse of fundamental business assumptions pursuant to sec- tion 313 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) (Störung der Geschäftsgrundlage) or for any other claim regarding a change of the aforementioned limitation of liability. The Seller shall have no obligation to and shall not be deemed to have assessed the W&I-Insurance agreed upon by the Purchaser despite the W&I- Insurance having been provided to the Seller by the Purchaser before or at the Clos- ing. The Seller will reasonably cooperate with the Purchaser in relation to obtaining W&I Insurance. In any event, on the Scheduled Closing Date, the Seller shall deliver to the Purchaser an update to the disclosures against the Seller’s Guarantees, if and to the extent and in the form as required or requested by the Insurer (the "Bring-Down Declaration") with respect to any facts or circumstances (i) resulting in the incorrectness of any of the Seller’s Warranties as of the date of the delivery of the Bring-Down Declaration that have arisen after the Signing Date and (cumulatively with item (i)) (ii) in relation to which Seller has obtained knowledge after the Signing Date. For the avoidance of doubt, neither the bring-down exercise itself nor the content of the Bring-Down Declaration shall (i) entitle the Purchaser to terminate this Agreement; (ii) entitle the Purchaser or any third party to any claims against the Seller. 10.15 Purchaser explicitly acknowledges entering into this Agreement without reliance upon any express or implied representations or warranties made by the Seller, except for the representations and warranties expressly provided for by the Seller in this Agree- ment. Except for rights and claims expressly set forth under this section 10, any other remedies, claims and other rights of Purchaser of any kind resulting from the breach of a Seller’s Guarantee, are, to the extent permitted by law, herewith expressly ex- cluded by the Parties. In particular, Purchaser shall not have further rights relating to the breach of Seller’s Guarantees to curing performance (Nacherfüllung), to default (Verzug), to rescission (Rücktritt), to reduction of the purchase price (Minderung), to damages (Schadenersatz), to breach of pre-contractual duties (culpa in contrahendo), to a rescission, or adjustment of this Agreement on the grounds of lapse of fundamen- tal business assumptions pursuant to section 313 of the German Civil Code (Bürgerli- ches Gesetzbuch – BGB) (Störung der Geschäftsgrundlage) or any other legal basis.

35 | 49 The provisions under this section 10.15 shall not affect any rights, which cannot be excluded under mandatory applicable law. 10.16 The Parties agree that the respective provisions of this section 10 shall not qualify as a guarantee in the meaning of section 443 or 444 of the German Civil Code (Bürgerli- ches Gesetzbuch – BGB). 10.17 For the purpose of this Agreement, “Seller’s Knowledge” shall encompass only the actual knowledge (positive Kenntnis), as of the date hereof, of Sven Worm, Sarah Glatz, Dirk Notheis, Andreas Teufel and/or Finn Ziegenbein. 10.18 Nothing in this Agreement shall affect or limit Seller’s liability for fraud (Arglist) or willful misconduct (Vorsatz). 11. Procedure relating to Claims 11.1 If Purchaser obtains knowledge of facts or issues that could give rise to a claim under section 10, that are, pursuant to section 10, to be asserted against the Insurer, Pur- chaser shall assert such claim against the Insurer in accordance with the W&I-Insur- ance and inform the Seller in writing without undue delay (unverzüglich) (but in no event later than two (2) weeks) about such facts or issues including a detailed descrip- tion of the underlying facts and the estimated damages incurred. 11.2 If a claim against Purchaser or a Group Company is asserted, threatened or filed by a third party (including any governmental or regulatory body) which results, or which Purchaser believes to result, in a liability of the Seller (or under the W&I-Insurance) in accordance with this Agreement, Purchaser shall inform the Seller without under delay (unverzüglich) about such claim and shall submit to the Seller all information required to assess the potential damage, including the claim notice made to the W&I-Insurance, if any. 12. Taxes 12.1 “Tax” or “Taxes” shall mean any (i) taxes (Steuern) and ancillary charges (steuerliche Nebenleistungen) within the meaning of section 3 of the German Tax Code (Abgabe- nordnung - AO) and any comparable taxes and charges under applicable foreign laws, (ii) social security contributions (employer and employee contributions) under German and applicable foreign laws, in each case irrespective of whether paid or owed on behalf or account of another party (including e.g. capital income tax (Kapitalertrag- steuer) and wage withholding tax (Lohnsteuer)), (iii) any secondary liability (Haftung- sschuld), (iv) interest, surcharges, penalties, fines or other supplementary payments relating to any of the items mentioned under (i) to (iii), (v) any payment of any of the

36 | 49 items mentioned under (i) through (iv) pursuant to a contractual agreement (e.g. pur- suant to a tax sharing agreement) or statutory law. For the avoidance of doubts, de- ferred taxes, tax losses and tax loss carry forwards shall not be considered as Taxes in the meaning of this definition. “Tax Liability” means any liability to pay Taxes. 12.2 The Seller hereby represent and warrant in the form of an independent promise of guarantee (selbstständiges Garantieversprechen) pursuant to section 311 (1) of the German Civil Code that as of the date of this Agreement: a) all Group Companies have timely filed (taking into account any extensions of time limits granted by the authorities) all Tax returns (Steuererklärungen und Steueranmeldungen) due; b) all Group Companies have paid all Taxes due as shown on Tax assessment notices and withheld and paid all withholding Taxes as required by applicable law; c) none of the Group Companies has received any Tax ruling or entered into any legally binding agreement or is currently under negotiations to receive any such Tax ruling or enter into any such agreements with any Tax authority which would affect the Tax situation or conduct of business of the Group Com- pany after the Closing Date; d) no Tax audit, formal investigation, litigation or other formal proceeding (with the exception of ordinary Tax assessment proceedings (Steuerveranlagung)) relating to Tax is pending in respect of any of the Group Companies and no Group Company has been notified by any Taxing Authority that such authority intends to commence any such proceeding as of the Signing Date; e) according to Seller’s Knowledge, the books, accounting and other records and (electronic) data of the Group Companies, in all material respects for Tax pur- poses, are complete and accurate and contain all matters and details of the business activities of the Group Companies to be recorded, and have been properly maintained and stored and are readily accessible, in each case as required under applicable Tax laws and regulations. The respective provisions of this section 12.2 shall not qualify as a guarantee in the meaning of section 443 or 444 of the German Civil Code (Bürgerliches Gesetzbuch – BGB).

37 | 49 12.3 If one or several of the statements made pursuant to section 12.2 prove to be inaccu- rate, Purchaser shall have the right to request that within an appropriate period of time, but in any case, no later than within three (3) months of receiving notice, the Seller shall restore Purchaser to such position as it would have been in if such statement or statements had been accurate (Naturalrestitution). If the Seller fails in such restoration or such restoration is impossible, the Seller shall pay to the respective Group Com- pany, or, at the choice of the Purchaser, to the Purchaser, such amount necessary to place such company in the same economic situation that would have existed if the representation had been correct (Schadenersatz in Geld). In no event shall the Seller be required to pay a Tax with the exception of interest, surcharges, penalties, fines, or other supplementary payments relating to Taxes as result of a breach of a guarantee under section 12.2 (for the avoidance of doubt, the indemnification for Taxes is solely governed by section 12.4). Section 12.5 and 12.7 shall apply mutatis mutandis. Each claim under this section 12.3 shall be a “Tax Guarantee Claim”. 12.4 The Seller shall indemnify and hold harmless Purchaser or, at Purchaser's request, the relevant Group Company from any Tax Liability assessed (festgesetzt) against a Group Company or payable by a Group Company, which (entirely or partially) relates to any Tax periods (Veranlagungs- und Erhebungszeiträume) or portions thereof end- ing on or before the Effective Date, any and all of these periods (including any portion of a Tax period ending on the Effective Date) referred to as the “Seller Period”. Any Tax Liability attributable to the Seller Period shall be calculated as if the relevant Tax period ended on the Effective Date. Each Tax Liability which is indemnifiable under this section 12.4 shall be a “Indemnifiable Tax Liability” and each claim of Purchaser under this section 12.4 a “Tax Indemnification Claim”. 12.5 A Tax Indemnification Claim shall be excluded if and to the extent a) the Tax Liability has been paid or was otherwise discharged on or before the Effective Date; b) the aggregate amount of Tax Indemnification Claims remaining after the ap- plication of section 12.5 a) and c) through i) does not exceed the aggregate amount of Tax provisions and Tax liabilities reflected in the Closing Tables; c) the Indemnifiable Tax Liability has been caused by (i) a transaction or reor- ganization that has been executed after the Effective Date with retroactive legal effect on Taxes in the Seller Period, (ii) the exercise of an election right after the Effective Date in Tax matters of the Seller Period or (iii) comparable voluntary acts carried out after the Effective Date pertaining to the Seller Pe- riod, in each case unless required by mandatory law;

38 | 49 d) the Indemnifiable Tax Liability results from or was increased by any change in the accounting policies or Tax reporting practices (Steuererklärungspraxis) of any of the Group Companies introduced after the Closing Date unless such change was required by mandatory law; e) the reason, underlying facts and circumstances or Tax Liability resulting in the Indemnifiable Tax Liability results in a benefit, claim or saving for Purchaser or any Group Company any affiliate company to the Purchaser , unless such benefit, claim or saving has already reduced an Indemnifiable Tax Liability (no double counting of benefits) (“Tax Benefit”), for example, resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets, or the non-recognition of liabilities or provisions (Phasenverschiebung). Any Tax Benefit pertaining to the Seller Period shall only exclude an Indemnifiable Tax Liability if and to the extent it has become the basis for a Tax assessment issued by May 31, 2024. To the extent such Tax Benefit has already materialized and been recovered by Purchaser, any of the Group Companies or any affiliate company to the Purchaser when the Tax Indemnification Claim becomes due, the actual amount of such Tax Benefit shall be taken into account; otherwise the net present value of such Tax Benefit shall be taken into account which shall be calculated as follows: The tax rate shall be used which is applicable at the time when the Tax Indemnification Claim becomes due, this amount shall be discounted by 4% per annum taking into account the point in time of its most likely materialization and the point in time when the Tax Indemnification Claim becomes due; f) the Indemnifiable Tax Liability results from any amendment of statutory provi- sions, a court decision (other than a court decision where a Group Company is a party), a directive issued by a tax authority or an interpretation by a tax authority which became effective or was made public after the Effective Date; g) Purchaser has breached its obligations under section 12.9 through 12.15, ex- cept to the extent such breach did not substantially impair or hinder the de- fense against the Indemnifiable Tax Liability; h) A Group Company has a due and enforceable claim to recover the amount of the Taxes from a third Party (other than an employee of the Group Company or the Insurer); If and to the extent the Seller indemnifies the Purchaser or a Group Company against an Indemnifiable Tax Liability and a Group Company has such claim to recover such Taxes from an employee of a Group Company, such claim, upon the written request of the Seller, has to be assigned and transferred to the Seller;

39 | 49 i) Purchaser or after the Closing Date any of the Group Companies have failed to mitigate damages in accordance with the principles set forth under section 254 German Civil Code. 12.6 Any Tax Indemnification Claim shall be due and payable on the later of (i) ten (10) Business Days following written notice by Purchaser (which shall include a copy of the relevant Tax assessment, if any), and (ii) five (5) Business Days before such Taxes become due and payable (taking into consideration any granted suspension of en- forcement (Aussetzung der Vollziehung)). 12.7 If and to the extent the Seller has made payments on a Tax Indemnification Claim and such claim is lower or nil based on the final assessment of the relevant Tax (for exam- ple because no suspension of payment has been granted prior to the final assess- ments), the Seller’s reimbursement claim shall include any ancillary charges (in par- ticular interest) received thereon by the relevant Group Company. 12.8 After the Closing Date, Purchaser shall ensure that the Group Companies prepare the Tax returns relating to Seller Periods (“Relevant Tax Returns”) on a basis consistent with those prepared for prior Tax periods (to the extent such basis is in line with appli- cable law) taking into account the Seller’s instructions (to the extent they comply with mandatory law) and that they file the Tax returns when due. Purchaser shall procure that Relevant Tax Returns shall not be filed with the competent Tax Authorities without the prior written consent by the Seller, such consent not to be unreasonably withheld or conditioned. Purchaser shall procure that drafts of all Relevant Tax Returns shall be submitted to the Seller at least twenty-five (25) Business Days prior to the expiration of the time limit applicable to the filing. The Seller shall provide Purchaser with their comments within twenty (20) Business Days after such submission; otherwise, Seller's consent to the draft is deemed to be given. For self-assessment notices with respect to wage tax, VAT (except the annual VAT return) and other self-assessed taxes or Tax filings relating to the Seller Period (“Short Term Filings”) the time limit for providing a draft to Seller shall be five (5) Business Days prior to the expiration of the filing time limit and the time limit for the Seller to provide its comments shall be three (3) Business Days. 12.9 Purchaser shall provide the Seller with copies of all Relevant Tax Returns and assess- ments of Taxes. 12.10 Purchaser shall ensure that the Seller may fully participate in all Tax proceedings re- lating to any Group Company with respect to the Seller Period (“Relevant Tax Pro- ceeding”). Purchaser shall notify the Seller within ten (10) Business Days about any

40 | 49 announcement of a Relevant Tax proceeding (in particular any Tax audit (Betrieb- sprüfung) or any other written claim of a Tax authority which could lead to a Relevant Tax Proceeding). Purchaser shall procure that the Seller is fully informed of the progress of any Relevant Tax Proceeding and is provided with copies of all notices, written communications and filings of the Relevant Tax Proceeding. Purchaser shall ensure that the Group Com- panies comply with all instructions given by the Seller in relation to a Relevant Tax Proceeding. Purchaser shall ensure that the Seller will have the opportunity to com- ment and to submit proposals or instructions with respect to the conduct of such Rel- evant Tax Proceeding. On Seller’s written request, the Seller is entitled to conduct such Relevant Tax Pro- ceeding itself or by a representative. In this case Purchaser shall procure that the Group Companies enable the Seller or the representative nominated by the Seller to instruct the relevant Group Company. 12.11 In the event that a settlement offer for a Relevant Tax Proceeding is made or received by the Purchaser or a Group Company (the “Tax Settlement Offer”), the Purchaser shall notify the Seller of such Tax Settlement Offer within ten (10) Business Days and shall provide with such notice all related supporting documentation reasonably re- quired to enable the Seller to assess the relative merits of the Tax Settlement Offer. The Seller shall not be liable for any settlement in respect of a Relevant Tax Proceed- ing which is made without the Seller’s prior written consent. 12.12 Neither Purchaser nor any Group Company shall, in the context of a Relevant Tax Proceeding and with respect to a Seller Period admit any claim (Anspruch anerken- nen) or allow any right of appeal to become time-barred without the prior written con- sent of the Seller. 12.13 Purchaser shall ensure that upon the request of Seller, objections (Einsprüche) or other appeals are filed and legal proceedings are instituted and conducted against any orders, audits, decrees or judgments with respect to a Seller Period in accordance with Seller's directions, or, alternatively, Seller and its advisors, lawyers, and repre- sentatives may, at its own costs and expenses, file such objections or other appeals or institute such legal proceedings. In the latter case Purchaser shall procure that the Group Companies enable the Seller or the representative nominated by the Seller to instruct the relevant Group Company. 12.14 The Seller and the Purchaser shall cooperate and the Purchaser shall procure that the Group Companies cooperate in good faith in connection with all Tax matters and shall provide each other with all information which they reasonably request in connection with any Tax matters.

41 | 49 12.15 All claims of Purchaser relating to Taxes under section 12 shall be time-barred six (6) months after the final and non-appealable (materiell bestandskräftig und formell unanfechtbar) assessment for the relevant Tax for the relevant period. All claims of the Seller relating to Taxes under section 12 shall be time-barred six (6) months after the later of (i) the final and non-appealable (materiell bestandskräftig und formell unanfechtbar) assessment for the relevant Tax for the relevant period and (ii) the Seller being informed in writing about the Tax Provision Excess. § 203 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) shall not apply. 12.16 Sec. 10 shall not apply except secs. 10.9 to 10.12 and 10.14. No exclusions, limitations or conditions stated in other sections of this Agreement shall apply to any claims in connection with Taxes, unless and to the extent explicitly provided for in relation to Taxes. 12.17 All claims of Purchaser relating to Taxes under this section 12 shall be subject to the W&I-Liability Exclusion and may only be asserted in accordance with secs. 10.9 to 10.12 and 10.14. 13. Period until the Closing Date 13.1 For the period between the Signing Date and the Closing Date, the Seller shall ensure that the Group Companies continue to run their business in the ordinary course and consistent with past practice and with the care of a prudent business person. The Seller shall procure that each of the Group Companies (i) preserves the assets of its business in good working condition in consistence with past practice, (ii) keeps the existing insurance for its business in place, (iii) maintains accounting procedures con- sistent with past practice. To the extent permitted by law, the following activities require the prior consent of Purchaser (such consent not to be unreasonably withheld): a) amendment of the corporate structure, the share capital or the articles of as- sociation of any of the Group Companies, including any measures pursuant to the German Reorganisation Act (Umwandlungsgesetz) or any enterprise agreements within the meaning of §§ 291, 292 of the German Stock Corpora- tion Act (or the equivalent under any applicable jurisdiction) or any other measures requiring a majority of 75% or more of the votes or capital of any of the Group Companies; b) sale, transfer, disposal, Encumbrance or dissolution of (i) any Group Com- pany, (ii) its shares or (iii) its material tangible or intangible assets or, in each case, parts thereof; “Encumbrance” means any pledge, including mortgages, creation of a security interest in, or creation of any other third party right in a tangible or intangible assets;

42 | 49 c) closure of or opening of any business establishments (Betriebsstätten) (in ad- dition to the planned move to Dauchingen) or new branches or business lines, including joint ventures, no matter in which legal form; d) make or commit to make any material capital expenditure (i.e. exceeding an amount of EUR 50,000 in the individual case or an amount of EUR 500,000 in the aggregate) outside the current budget (including the budget disclosed for the planned move of the Company to Dauchingen); e) taking up any material bank loans except for the hire purchases (Mietkäufe) referred to in Exhibit 10.1 x); f) amendment of current financing agreements or taking up or granting of any loans to another Group Company or a third party; g) grant to any employee of a Group Company an increase in wages, salaries, bonus, or other remuneration, except where provided for by statute or within the current budget of the respective Group Company or the ordinary course of business; h) amendment with an economical value of more than EUR 75,000 or termination of any Material Agreement of any of the Group Companies or entering into any agreement that is not in accordance with the ordinary course of business of the Group Companies or that cannot be terminated upon three months (or less) notice without penalty; i) acquire or sell any participation in any other company or legal entity; j) commence any lawsuit or proceeding before any court, arbitrator or Govern- mental Authority; k) termination by a Group Company of a managing director services agreement or an employment agreement except for cause (Kündigung aus wichtigem Grund) provided that a termination of an agreement with a managing em- ployee (leitender Angestellter) or an employee with an annual gross remuner- ation of more than EUR 75,000 requires the Purchaser’s consent; or amend- ment of a managing director services agreement or material (i.e. with a value of more than EUR 20,000) amendment of any other employment agreement in each case other than any amendment listed in g) above; l) entering into any agreements with the Seller or any of its Affiliates and/or es- tablishment or increase of any liabilities of any of the Group Companies vis-à- vis the Seller or any of its Affliates on any other basis;

43 | 49 in each case except as stated in Exhibit 13.1 to this Agreement. 14. Representations, Warranties and Indemnities of Purchaser 14.1 Purchaser hereby represents and warrants in the form of an independent promise of guarantee (selbstständiges Garantieversprechen) pursuant to section 311 (1) of the German Civil Code (Bürgerliches Gesetzbuch – BGB) that as of the Signing Date and as of the Closing Date the following representations are true and correct: a) Purchaser is a limited liability company duly incorporated, organized and val- idly existing under the laws of Germany, each of Alexander Paul Hartmann, Alan Scott Korman, Gregory Peter Rustowicz and Appal Srinivasa Kumar Chintapalli have been appointed as managing directors of Purchaser each with power to represent Purchaser solely; such appointment is legally valid and still legally effective as of the date of this Agreement. b) Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. To the Purchaser’s actual knowledge, neither authorization by governmental authorities nor by other third parties is mandatorily required with respect to the execution and delivery of this Agreement and the consummation of the Closing. This Agree- ment constitutes a legal, valid, and binding obligation of Purchaser, enforcea- ble against it in accordance with its terms. c) Purchaser has sufficient funds and facilities to fulfil any respective payment obligations hereunder and any such performance would not entitle any person to present a valid and reasonably likely successful petition challenging this Transaction concluded hereunder. 14.2 Purchaser shall indemnify, defend and hold harmless the Seller, and reimburse the Seller from and against and in respect of any and all losses resulting from, arising out of or relating to any breach or inaccuracy of any warranty of Purchaser contained in this section 14. 14.3 Purchaser hereby acknowledges that waiver agreements will be concluded between the Group Companies and their managing directors and members of the advisory board before or on the Closing Date with respect to potential liabilities of the managing directors and members of the advisory board and that these waiver agreements shall cover, to the extent permitted by law, any and all possible claims between such parties, other than for fraud and willful misconduct. Furthermore, Purchaser assumes as of Closing full responsibility of montratec-Group and (i) shall procure that no Group Com- pany will raise any claim against the Seller or its affiliates within the meaning of section

44 | 49 15 et. seq. German Stock Corporation Act (Aktiengesetz – AktG) (“Affiliates”) out of or in connection with the direct or indirect shareholding of the Seller in any Group Companies after Closing, other than explicitly provided for in this Agreement, and (ii) holds harmless and indemnifies (freistellen) the Seller and its Affiliates with respect to any and all claims raised by any Group Company contrary to the provisions set forth in this section 14, in each case except for (i) claims based on willful misconduct or fraud, (ii) claims under this Agreement, (iii) claims on the basis of facts and circum- stances which lead or would likely lead to claims under this Agreement. 14.4 The Purchaser undertakes to continue the business operations of the Company in Niedereschach, Germany, respectively, after the move to the new facility in June 2023, in Dauchingen, Germany, for a period of five (5) years after the Signing Date. The Purchaser shall not relocate or shut down the business operations during the above- mentioned period. 15. Confidentiality, Press Releases 15.1 The Parties agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the respective other party and its affiliated companies, except (i) as expressly agreed upon with the other Party, (ii) except as may be required in order to comply with the require- ments of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its (direct or indirect) shareholders are listed and (iii) except to the extent such disclosures are made to banks in the ordi- nary course of business or otherwise to its financing sources (or their representatives and advisors), in each case under this lit (iii) on a need to know basis and subject to appropriate confidentiality undertakings. 15.2 The Parties shall agree on the wording of any press release and any similar public announcement with respect to the Transaction contemplated in this Agreement. 16. Know-How and Non-Solicit 16.1 Seller shall not at any time make any use of (i) any intellectual property rights or know- how of the Company, (ii) any information, data, and documents which relate thereto, as well as (iii) any and all information of whatever nature and scope relating to the business of the Group Companies, including but not limited to technical, financial, mar- keting and operational information, and all information on trade secrets, including but not limited to unpatented technologies, process descriptions, operating procedures, manuals, research and development data, formulae, drawings, specifications, cus- tomer and supplier lists ((i), (ii) and (iii) together the “Know-How”) for its own business or purposes or for the business or use of anyone in which the Seller holds shares or

45 | 49 an interest, nor disclose or permit there to be used or disclosed any Know-How, in- cluding but not limited to any use of the Know-How with or towards competitors of the Purchaser. 16.2 Notwithstanding any other provision in this Agreement, the obligations of the Seller as set out in this section 16 shall continue after the Closing Date. 16.3 For a period of two (2) years following the Closing Date, the Seller shall not, and shall procure that the Seller's Affiliates, do not, directly or indirectly solicit or entice away from the Group Companies or to employ, directly or indirectly any person who at the Signing Date or until the Closing Date has been an employee, advisor or contractor or employed in a similar function of any of the Group Companies with the exception of persons who have been given notice of termination (Kündigung) by a Group Company or whose employment was terminated (unilaterally by a Group Company or by mutual consent) due to a reduction of the workforce. 17. Notices, Power of Attorney 17.1 All notices and other communications under this Agreement (each referred to as “No- tice”) shall be made in the English language and in writing delivered by hand, regis- tered mail, courier using an internationally recognized courier company, or e-mail. 17.2 A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may have notified to the Purchaser from time to time no later than ten (10) Business Days prior to Notice being delivered: Addressee: Andreas Teufel and Finn Ziegenbein Address: Rantum Advisors GmbH Neue Mainzer Straße 2-4 60311 Frankfurt am Main Germany Email: andreas.teufel@rantumcapital.de; finn.ziegenbein@rantumcapital.de A copy of such Notice shall be provided to (for information purposes only): Addressee: Heuking Kühn Lüer Wojtek PartGmbB

46 | 49 Address: Dr. Pär Johansson Magnusstrasse 13, 50672 Cologne, Germany Email: p.johansson@heuking.de 17.3 A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may have notified to the Seller from time to time no later than ten (10) Business Days prior to Notice being delivered: Addressee: Alan S. Korman, S.V.P., General Counsel, Corporate Development & Secretary Address: Columbus McKinnon Corporation 205 Crosspoint Parkway Getzville, New York 14068 United States of America Email: alan.korman@cmworks.com A copy of such Notice shall be provided to (for information purposes only): Addressee: Sebastian Decker and Cristina Helena Villafrade Address: DLA Piper UK LLP Alter Wall 4 20457 Hamburg Germany Email: Sebastian.Decker@dlapiper.com; Cristina.Villafrade@dlapiper.com 17.4 A Notice shall be effective upon receipt and the opportunity to obtain knowledge of contents (Zugang) and shall be deemed to have occurred: a) at delivery, if delivered by hand, registered post or courier; b) at transmission, if delivered by email, provided that the person sending the e- mail shall not have received an out-of-office reply and shall have received a transmission receipt confirming a successful transmission thereof.

47 | 49 18. Applicable Law, Arbitration 18.1 This Agreement shall be governed solely by the substantive laws of the Federal Re- public of Germany, excluding the applicability of its conflicts of law rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG). 18.2 Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation. 18.3 All disputes arising out of or in connection with this Agreement (including all of its Exhibits), including all disputes regarding the validity, performance or termination (in whole or in part) of this Agreement, shall be finally settled according to the Arbitration Rules (DIS-SchO) and the Supplementary Rules for Corporate Law Disputes (DIS- SRCoLD) of the German Institution of Arbitration (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. – “DIS”) without recourse to the ordinary courts of law and to the exclusion of the jurisdiction of any (other) court or tribunal. The arbitration panel shall have its seat in Frankfurt am Main, Germany. It shall be composed of three arbitrators. The proceedings and correspondence shall be in the English language unless all parties to the respective dispute agree otherwise. 18.4 In the event mandatory applicable law requires any matter arising out of or in connec- tion with this Agreement and its consummation to be decided upon by a court of law, the competent courts in and for Frankfurt am Main, Germany, shall have sole jurisdic- tion, to the extent that such agreement is permitted by law. 19. Miscellaneous 19.1 Each Party shall bear its own costs and expenses, in particular the fees and costs of its advisors. The cost of the notarial recording of this Agreement as well as any other fees and expenses resulting from the conclusion or consummation of this Agreement, including any transfer taxes (for the avoidance of doubt, except VAT which is regulated in sec. 4.4) shall be borne by Purchaser. 19.2 This Agreement, including this provision, may only be amended by written or, if nec- essary, notarial instrument. 19.3 This Agreement sets out the entire agreement and understanding in respect of the sale and assignment of the Sold Share and the other transactions to which this Agree- ment refers and supersedes any other prior agreements and understandings between Purchaser or any of its Affiliates on the one hand and Seller or any of its Affiliates on the other hand and any such other agreements and understanding shall cease to have any further force or effect.

48 | 49 19.4 Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. 19.5 Any reference made to a paragraph (section) within this Agreement shall be a refer- ence to a paragraph (section) of this Agreement, unless otherwise stated. 19.6 Should any provision of this Agreement be or become invalid or unenforceable, either in full or in part, or should there be proof of an omission in this Agreement, the validity of the remaining provisions of the Agreement shall not be affected thereby. The Parties are obliged to cooperate in order to replace the invalid or unenforceable provision by a valid or enforceable provision that corresponds to the meaning and purpose of the invalid or unenforceable provision. In the event of an omission, the Parties shall agree upon a reasonable provision that as far as legally possible, comes as close as possible to that which, according to the meaning and purpose of the Agreement, would have been agreed upon by the Parties if they had considered the matter at the outset. The Parties express their joint understanding that this section 19.6 shall not merely lead to a change of burden of proof, but that section 139 German Civil Code (Bürgerliches Gesetzbuch – BGB) shall be waived in its entirety. 20. Advice 20.1 The notary has pointed out that - the Seller is jointly and severally liable with the Acquirer for the full payment of any shares not yet fully paid-in (Secs. 16 para 2, 22 German Limited Liability Compa- nies Act); - the Seller and the Purchaser are liable for the full payment of other shares, if no payment can be obtained by primarily liable shareholders and any shortfall cannot be met by a sale of the respective shares (Sec. 24 German Limited Liability Com- panies Act); - the Purchaser is - vis-à-vis the company - only deemed owner of the shares once it is registered in the shareholders’ list on file with the commercial register; how- ever, that any legal acts undertaken by the Purchaser with respect to his position as shareholder are deemed valid from the outset, if the new shareholders’ list is filed with the commercial register without undue delay; - the company is required to report changes in its beneficial owners to the Transpar- ency Register; - he has not advised in tax matters.

49 | 49 20.2 Prior to the notarization, the notary has online inspected the shareholders’ list on file with the commercial register. This Agreement has been read to the appeared persons by the acting notary aloud and is signed by the acting notary and the appeared persons as follows: